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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
National Semiconductor Corporation:

        We consent to incorporation by reference herein of our report dated June 5, 2002, relating to the consolidated balance sheets of National Semiconductor Corporation and subsidiaries as of May 26, 2002 and May 27, 2001, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended May 26, 2002, and the related financial statement schedule, which report appears in the May 26, 2002 Annual Report on Form 10-K of National Semiconductor Corporation.

/s/ KPMG LLP
Mountain View, California October 22, 2002

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CONSENT OF INDEPENDENT AUDITORS